NPC INTERNATIONAL, INC. ANNOUNCES AGREEMENT TO
ACQUIRE 54 UNITS FROM THE WENDY'S COMPANY

OVERLAND PARK, KANSAS, (NOVEMBER 20, 2013) - NPC announced today that it had entered into an Asset Purchase Agreement (APA) with a subsidiary of The Wendy’s Company (Wendy’s) to acquire 53 Wendy’s restaurants for $31.3 million, plus amounts for working capital. NPC also agreed to acquire one additional restaurant currently under development by Wendy's, thereby increasing the number of restaurants to be acquired to 54. As part of the agreement, NPC plans to reimage certain acquired restaurants in Wendy’s new Image Activation format.

The units being sold by Wendy’s include 22 fee-owned locations, which will be leased from Wendy’s. This acquisition will be funded entirely with available cash on hand. The restaurants will be owned and operated by NPC's wholly-owned subsidiary, NPC Quality Burgers, Inc.

The units to be acquired pursuant to the APA are located in the Salt Lake City metropolitan area. According to information provided to NPC, 53 of the units to be acquired by NPC generated approximately $72 million in net product sales during the 52 weeks ended December 30, 2012. NPC expects the closing to occur in December 2013, subject to customary closing conditions.

Jim Schwartz, Chairman and CEO of NPC International, Inc. said, “We are excited to continue our growth in the Wendy’s system with the acquisition of the Salt Lake City market. This high growth market is the perfect foothold from which to leverage further growth in the western region of the country as we expand our Wendy’s operations.”

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 1,252 Pizza Hut restaurants and delivery units in 28 states and 37 Wendy’s units in 2 states.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this news release that do not relate to historical or current facts constitute forward-looking statements. These include statements regarding our plans and expectations. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. Actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including a failure of closing conditions; lower than anticipated consumer discretionary spending; deterioration in general economic conditions; competition in the quick service restaurant market; adverse changes in food, labor and other costs; price inflation or deflation; and other factors. These risks and other risks are described in the filings of NPC Restaurant Holdings, LLC with the Securities and Exchange Commission, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting NPC or may be accessed at www.sec.gov. All forward-looking statements made in this news release are made as of the date hereof. NPC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Investors are cautioned not to place undue reliance on any forward-looking statements.

NPC contact:
Troy D. Cook, Executive Vice President-Finance & Chief Financial Officer
913-327-3109
7300 W 129th St
Overland Park, KS 66213

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